THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO

Herb Mee, Jr., President

THE BEARD COMPANY

SELLS INTEREST IN BRAVO DOME CARBON DIOXIDE UNIT;

DEMAND FOR CO2 PRODUCTION ESCALATING SHARPLY

FOR IMMEDIATE RELEASE: Thursday, November 1, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) announced that it finalized the sale of its interest in the Bravo Dome Field in northeastern New Mexico yesterday.

Herb Mee, Jr., Beard’s President, reported that the Company sold its .0005862 working interest in the 1,000,000-acre Bravo Dome CO2 gas unit in Union, Harding and Quay Counties, New Mexico for $300,000. Bravo Dome is believed to be the second largest producing CO2 field in the world. “This was a favorable sale for us,” Mee reported. “Our share of the CO2 from the field has been shut-in since 1997 when we sold our dry ice manufacturing company that had previously provided the market for our share of the production. There has not been a market for our share of the gas since we sold our dry ice company. As a result, we have received no income from the unit for the last 10 years while having to pay our share of the operating costs. We expect to report a gain from the sale, which became effective October 1, of approximately $213,000 in the fourth quarter of 2007.

“Meanwhile,” Mee stated, “the price of CO2 at McElmo Dome, where we have most of our CO2 production, has been increasing as the demand for CO2 for tertiary recovery has been escalating rapidly in tandem with the sharp escalation of crude oil prices. Earlier this year we committed approximately 30% of our McElmo production, which had been selling at our lowest prices, to Trinity CO2, LLC. They began taking such production August 1. We are currently selling this CO2 to Trinity for approximately $1.21 per mcf. The price we receive under this contract tracks the price of crude oil. We are currently negotiating with several parties for new contracts for the remaining 70% of our production, again geared to the price of crude oil, at even higher prices. If we are successful in these negotiations, we hope that the average price we will receive for our production from McElmo Dome will at least double the average price ($0.67 per mcf) we were receiving at year-end 2006 for such production.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, CO2 gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact us. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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Fax Number (405) 842-9901	Email: hmee@beardco.com

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